EXHIBIT 11.1
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                       Sierra Tahoe Bancorp and Subsidiaries Computation of Earnings Per Common Share
                                          (in thousands, except per share amounts)


                                                                                            Year Ended December 31,
                                                                                      1995           1994           1993
Primary

 Net income.................................................                      $     1,916    $    3,003     $    2,704
                                                                                  ===========    ==========     ==========

Shares
       Weighted average number of common shares
        outstanding.........................................                            2,599         2,598          2,591

 Assuming exercise of options  reduced by the number of shares  which could have been purchased with the
       proceeds from exercise of such options...............                               79            80             18
                                                                                  -----------    ----------     ----------

 Weighted average number of common shares outstanding
       as adjusted..........................................                            2,678         2,678          2,609
                                                                                  ===========    ==========     ==========

Net income per share........................................                      $      0.72    $     1.12     $     1.04
                                                                                  ===========    ==========     ==========

Assuming full dilution

Earnings....................................................                      $     1,916    $    3,003     $    2,704

Add after tax interest expense applicable to convertible
       debentures...........................................                              499           460             13
                                                                                  -----------    ----------     ----------

Net income..................................................                      $     2,415    $    3,463     $    2,717
                                                                                  ===========    ==========     ==========

Shares
       Weighted average number of common shares
        outstanding..........................                                           2,599         2,592          2,591

 Assuming conversion of convertible
       debentures............................                                           1,000           926             41

 Assuming exercise of options  reduced by the
       number of shares which could have been
        purchased with the proceeds from exercise of
        such options.........................                                              88            88             25
                                                                                  -----------    ----------     ----------

 Weighted average number of common shares
       outstanding as adjusted...............                                           3,687         3,606          2,657
                                                                                  ===========    ==========     ==========

Net income per share assuming
       full dilution.........................                                     $      0.66    $     0.96     $     1.02
                                                                                  ===========    ==========     ==========
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